PYRFORD INTERNATIONAL

CODE OF ETHICS AND PERSONAL ACCOUNT DEALING POLICY

DEFINITIONS

Approved Indices

Approved Indices are:

•	FTSE 350;

•	FTSE Eurotop 300 Index;

•	Dow Jones Industrial Average;

•	S&P 500 Index;

•	PSI All-Share Index;

•	NYSE Composite Index;

•	NASDAQ Composite Index;

•	S&P/Toronto Stock Exchange Index;

•	Euro Stoxx 50 Index;

•	CAC 40 Index;

•	DAX Index;

•	AEX Index;

•	Euronext Top 100 Index;

•	Topix;

•	Nikkei 225;

•	Hang Seng Index;

•	ISEQ 20.

Anything of Value

In relation to Bribery, Anything of Value includes but is not limited to:

•	Gifts and Entertainment;

•	Donations;

•	Political Contributions;

•	Sponsorships;

•	Cash or cash equivalents;

•	Favourable terms on a product or service;

•	Travel expenses;

•	Hospitality;

•	Business or employment opportunities (including internships and the opportunity to be considered for them);

•	Intangible benefits, such as material benefits of monetary value (e.g., exemption of debt) and other benefits for which payment is made in exchange.

Bribery

The act of giving, promising, offering, soliciting or receiving, directly or indirectly, a benefit or Anything of Value in order to:

•	Improperly influence the judgement or conduct of any person who owes a duty of good faith, impartiality or trust;

•	Induce or reward the improper performance of a function of activity.

Business Associates

•	An individual or organisation who performs certain functions or activities on behalf of Pyrford/BMO GAM EMEA.

Cash or cash equivalents

Includes but is not limited to:

•	Gift cards;

•	Gift certificates;

•	Securities;

•	Jewellery.

Connected Persons

Includes immediate family members such as spouse or civil partner, a child or stepchild under the age of 18, and any other relative sharing the same household. It also includes Business Associates and any other relationships where the Access Person has direct or indirect influence or control over the personal dealings of the connected person e.g. investment clubs.

Corruption

The abuse of public or private office for personal gain. It occurs when individuals misuse their positions to improperly and unlawfully enrich themselves or those close to them or induce others to do so.

Covered Securities

Investment instruments, which are not permitted or require pre-clearance request through the Compliance Alpha system as described in the personal account dealing rules in this Code of Ethics.

De minimis Provisions

Personal trades in:

•	Companies in Approved Indices for an amount less than or equal to a value of £25,000 or local equivalent; or

•	G7 Government Bonds for an amount less than or equal to a value of £50,000 will be automatically approved by the system providing other control conditions are met.

Entertainment / Hospitality

All Hospitality/entertainment offered to, or accepted from, an existing or prospective client or supplier including the following:

•	Social, hospitality, charitable, investor events, conferences, seminars, site visits, or other events of a similar nature of purpose;

•	Meals (for example working breakfasts and lunches);

•	Drinks and paid-for outings of all kinds;

•	Any transportation related to such activity or events; and

•	Tea, coffee or light refreshments.

For an activity to be considered hospitality, someone representing the providing party must be present at the event, irrespective of whether any business is conducted. Otherwise, entertainment activities or events are to be considered Gifts.

Gifts

Anything of value given to or received from, voluntarily or without recompense, an existing or prospective customer or supplier that does not qualify as hospitality.

G7 Governments

The governments of Canada, France, Germany, Italy, Japan, UK and US.

5.1	SCOPE

This policy applies to all staff of Pyrford International Ltd. The policy reflects our fiduciary obligation to clients and the value we place on conduct and ethics to meet these obligations. Any questions regarding the interpretation or application of this policy should be directed to Compliance.

5.2	GENERAL

All financial services regulators from whom Pyrford has obtained permissions to offer investment services make it unlawful for us to engage in conduct which is deceitful, fraudulent, manipulative, or which involves false or misleading statements in connection with the regulatory activities we perform.

These regulators also require us to manage conflicts of interest within our business and prohibit members of staff from using information concerning investment intentions from portfolio management activities, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of our clients.

Being registered as an Investment Adviser with the SEC, pursuant to rule 17j-1 under the Investment Company Act 1940, Pyrford is required to establish standards and procedures for the detection and prevention of activities by which members of staff may abuse their fiduciary duties to clients. FCA conduct of business rules in the UK require us to put in place arrangements which prevent personal transactions from giving rise to conflicts of interest or making use of confidential information relating to clients or transactions with or for clients.

This policy is designed to ensure we meet with these regulatory requirements.

5.3	STANDARD OF BUSINESS CONDUCT

All members of staff must adhere to SEC federal securities law and FCA principles for approved persons as well as AMPF’s Global Code of Conduct. Pyrford expects all members of staff to adhere to the FCA Statements of Principle:

•	Staff must act with act with integrity in carrying out their accountable functions;

•	Staff must act with due skill, care and diligence;

•	Staff must observe proper standards of market conduct;

•	Staff must deal with regulators in an open cooperative way and must not disclose any information which they would not reasonably expect;

•

Members of staff performing an accountable significant influence function must take reasonable steps to ensure that the business of the firm for which they are responsible is organised so that it can be controlled effectively.

Staff members must not:

•	Employ any device or scheme to defraud clients;

•	Mislead clients by making any untrue statements of fact or omit to state a material fact;

•	Engage in any act or practice which operates or would operate as a fraud or deceit;

•	Engage in manipulative practices.

5.4	REPORTING REQUIREMENTS

5.4.1	Initial certification and recording of holdings

Every new member of staff must submit a record of holdings held either by themselves or a connected individual within ten days of joining. All certifications are done through the Compliance Alpha system. All initial requirements will show on your “Action items “Dashboard once you log into the system.

5.4.2	Quarterly Reports

Within ten days after the end of each calendar quarter, every member of staff shall submit a report of all transactions occurring during the quarter in securities they had any direct or indirect beneficial ownership. All certifications are done through the Compliance Alpha system.

5.4.3	Annual reports

Annually, by January 30 of each year, every member of staff must submit an Annual Certification of Compliance and an Annual update of Holdings Report. All certifications are done through the Compliance Alpha system. All annual requirements will show on your “Action items “Dashboard once you log into the system.

Exempt transactions do not need to be recorded at all. Please see Section 5.6.5 for full details on exempt transactions.

5.5	PERSONAL ACCOUNT DEALING

Staff members are permitted to undertake personal transactions subject to the requirements set out in this policy. When undertaking personal transactions, the interests of our clients must take priority. Staff are expected to give due care and attention in ensuring they avoid personal transactions interfering with the performance of their duties of employment.

5.5.1	Personal transactions

A ‘personal transaction’ is defined in the FCA handbook as a trade in a designated investment effected by or on behalf of the following individuals:

•	A relevant person (a director or employee of Pyrford);

•	Spouse or civil partner of a relevant person;

•	A dependent child or stepchild of the relevant person;

•	Any other relative of the relevant person who has shared the same household as that person for at least one year on the date of the personal transaction;

•	Any person with whom the relevant person has close links (this include members of investment clubs);

•	Any other person with whom the relevant person has a direct or indirect interest in the outcome of the trade.

5.5.2	Types of personal transactions

All relevant persons must follow this policy when they effect personal transactions in the following capacities:

•	Deal on own account;

•	Dealing as a representative or another person; as an attorney, adviser, executor, trustee;

•	Providing advice to a third party not mentioned above, unless done so in the course of employment;

•

Personal transactions in most types of designated investments are within scope of this policy. This includes transactions undertaken through all types of tax wrappers such as Stock and Shares ISAs, General Investment Accounts, Personal Pensions, SIPP, Investment bonds etc.

5.5.3	Pre-clearance requirements

All members of staff are required to pre-clear personal transactions and must obtain approval by submitting a pre-trade request to Compliance through the Compliance Alpha system

Transaction pre-clearances must be obtained no more than 24 hours prior to make a purchase or sale of a security. If the trade is not made within 24 hours of the date of clearance, a new request must be submitted.

Compliance will approve or reject a personal transaction giving consideration to a number of factors, including but not limited to:

•	whether the securities are held, or would qualify to be held, in client portfolios;

•	the individual’s personal transactions history over a period;

•	specifying a minimum holding period;

•	dealing dates on client portfolios including unexecuted orders;

•	whether there are any restrictions on trading in the security;

•	whether the amount or nature of the transaction is likely to affect the price and market of the security.

As part of regulatory requirements, the Compliance Alpha system will maintain a record of every personal transaction which has been approved and rejected.

5.5.4	Execution of transactions

All personal account transactions must be placed through an external bank/broker. Where Employees choose not to use Broker electronic feeds to the Compliance Alpha system, contract notes relating to executed deals must be uploaded into the Compliance Alpha system in a timely manner (within five days unless otherwise agreed with Compliance). Where contract notes are not provided by the executing bank or broker, Employees must provide some other form of confirmation within the Compliance Alpha system that the transaction has completed and the terms under which it has completed on (e.g. screen print if dealt over internet, copy of confirmation email, copy monthly transaction statement etc). Confirmations must at least contain details of the stock, price, monetary value, date and time of the execution. If the contract note differs from the original personal account pre-clearance request. (E.g., where the deal is traded over two days or the amount traded differs from the personal account deal request) the Employee should account for this difference to Compliance. Whilst not a requirement, to minimise the impact on Employees we would recommend that prior to any dealing, Employees notify their broker of their requirements under this Code and send a copy of this notification to the Compliance team at compliance@pyrford.co.uk.

5.5.5	Exempt Transactions

There are some instances where notification or consent approval of a personal transaction will not be required:

•	Spot foreign exchange transactions of an investment nature;

•

Sale and purchases of units in open ended collective investment schemes (other than BMO Investments Ireland plc and third-party schemes were Pyrford has sub advisory or investment management agreements);

•	Purchases which are part of an automatic dividend reinvestment plan;

•	Direct investments in crypto currencies;

•	Commodities (physical as opposed to funds or derivatives);

•	Transactions in open ended funds including through savings plan that are not managed by Pyrford or BMO GAM EMEA;

•	Increasing or decreasing a regular savings payment into any open or closed ended fund savings scheme whether managed by BMO GAM EMEA or not;

•	Regular and lump sum payments into cash backed investments (e.g. cash ISA);

•	Commencing, continuing or ceasing regular payments into Employee Share Schemes;

•	Transactions in index tracking open ended exchange traded funds (where no one particular stock in the fund is more than 35% of the total fund);

•

Transactions in life and pensions policies, where the Employee does not exercise discretion as to the individual underlying investments which can be included in the policy or where the Employee can select from a range of available funds, including funds managed by Pyrford or BMO GAM EMEA;

•	Corporate actions in existing holdings;

•	Where the individual is a beneficiary of a trust;

•	Purchases, sales for an account over which the member of staff has no direct influence or control and does not exercise indirect influence or control (excluding trusts and investment clubs).

5.5.6	Prohibited transactions

Transactions in the following investments are not permitted from a personal account dealing perspective:

•	Futures, options, forwards or contracts for differences;

•	Spread betting on any investment detailed in this Code of Ethics;

•	Participating in new public issues which are not genuinely open to the public and where the potential allocation to the employee would affect any proposed client orders;

•	Dealing in stocks on the Pyrford restricted list;

•	Leveraged structured products;

•	Short term and speculative personal transactions (defined as the purchase and then the sale and vice versa) of the same security within thirty calendar days is not permitted;

•

Excessive or inappropriate trading that interferes with job performance or compromises the duty Pyrford owes to its clients will not be permitted. More than 25 trades a quarter constitutes as excessive trading;

•

Staff members are prohibited from personal transactions five days from a client order in the same security unless dealing for an amount less than or equal to £25,000 or local equivalent for companies in Approved Indices or £50,000 in in G7 Government Bonds

5.5.7	Fund Manager and Analysts

Portfolio Managers and Analysts are not permitted to complete Personal Account trades in Covered Securities held within any fund/client mandate where either they, or their immediate investment team, provide input to the investment process- that could be direct portfolio management, research, the investment decision making or order placing process. As part of the pre-approval process, these employees are required to attest that the security they wish to trade is not held by, or planned to be added to, any of the funds that they work on.

5.6	GIFTS & HOSPITALITY

All Pyrford Employees, and jurisdictions where Pyrford operates, are captured by laws and regulations that prohibit Bribery and Corruption, including the U.K.’s Bribery Act 2010, which has extra-territorial reach.

The Bribery Act makes it a criminal offence to offer or accept improper payments (e.g. bribes or other inducements). It also makes a firm potentially liable to prosecution if a person associated with it, including an Employee, commits Bribery on its behalf.

The nature of the business means that Pyrford has an obligation to ensure that we prevent Bribery and Corruption and actively manage any potential conflicts of interest in respect of our duties and regulatory responsibilities towards our clients. We are therefore required to have policies and procedures in place to prevent Employees, and other persons who perform services for Pyrford, from engaging in corrupt activities, including Bribery.

AMPF’s Global Code of Conduct prohibits the offer, acceptance and approval of Gifts, Hospitality, or similar types of benefits where prohibited by law or where it would compromise or create the perception that the recipient’s judgement or honest performance of his/her duties might be compromised. AMPF’s Global Anti-Bribery and Anti-Corruption Policy) sets out the key principles to ensure compliance with Anti-Corruption legislation and regulation in jurisdictions where Pyrford operates. It applies to all Employees of Pyrford.

This Code, which should be read in conjunction with the Policy, outlines the reporting and approval processes that Employees must follow in relation to the offer or acceptance of a Gift or Hospitality. No Employee or Connected Person may offer or accept any Gift or Hospitality to or from an existing or prospective client or supplier of Pyrford except in accordance with the Policy and the processes detailed within this Code. Compliance with the spirit is just as important as observing the detail of the Code.

5.6.1	Over-Riding Principle

Employees and Connected Persons may not give, promise, offer, solicit, or accept, directly or indirectly, something of value to or from an existing or prospective client or Intermediary of Pyrford which intends to compromise or creates the perception that it is intended to compromise the judgement or conduct of any person who owes a duty of good faith, impartiality or trust. ‘Something of value’ includes but is not limited to Gifts and Hospitality.

For advice and guidance on Gifts and Hospitality, please consult with the Compliance team (Compliance@pyrford.co.uk).

5.6.2	Gifts

Deciding whether a Gift is appropriate often depends on the circumstance e.g. timing, frequency and nature of the Gift. Before offering or accepting a Gift, Employees and Connected Persons should consider the following principles:

•	Gifts should be of nominal value, with a cumulative value not exceeding £100 (or local currency equivalent) from or to any one supplier/client in any calendar year;

•	Gifts conferred for illegal or improper purposes such as bribes or other illegal or corrupt activities are strictly prohibited;

•	The Gift must be consistent with accepted business practice in the relevant sector, jurisdiction or market segment;

•	Prior approval is required from the Chief Compliance Officer before offering gifts to or accepting gifts from Public Officials;

•	The Gift may only be offered or accepted in the spirit of business courtesy or in furtherance of a business relationship;

•

The Gift must not be intended to compromise or create the perception that it is intended to compromise the recipient’s honest performance of his/her employment duties (i.e. given or received openly and directly);

•	The Gift must not be perceived to create a sense of obligation

•	The type or circumstances in which a Gift is offered or accepted must not have the potential, if publicly disclosed, to adversely affect the reputation of Pyrford / BMO GAM EMEA or its Employees;

•	The Gift conforms in all other respects with the principles outlined in the Policy and AMPF’s Global Code of Conduct and Anti-Bribery and Anti-Corruption policy.

Examples of prohibited Gifts include (non-exhaustive):

•	Cash or cash equivalents (e.g. Gift cards, Gift certificates, securities, jewellery) in any amount;

•	Gifts to or from Public Officials;

•	Travel arrangements, meals, refreshments or accommodations unrelated to business discussions or for which Pyrford would not reimburse as a reasonable expense;

•	Discounts or rebates on merchandise or services not available to the public or customers of the offering party;

•	Solicited gifts from customers of suppliers for personal use or benefit.

Examples of permissible Gifts include (non-exhaustive):

•	Gifts of nominal value to commemorate holiday or religious celebrations (e.g., Gift baskets received during the festive season);

•	Advertising or promotional material with a token value (e.g., pens, notepads, golf umbrellas, calendars, etc.);

•	Non-monetary awards of recognition of service or accomplishment e.g. civic, charitable, educational, or religious organisations.

The offer or acceptance of a Gift that is not otherwise permitted must be jointly approved by your line manager and the Chief Compliance Officer via the notification and approval process outlined below

Gifts – Notification, Approval Process & Time Limit

All Gifts offered to or by Employees, regardless of their value, must be notified to the Employee’s line manager and via the Compliance Alpha system to Compliance. The value of all Gifts must be evidentially supported (e.g. a receipt from the provider, or for Gifts received, a like for like example via a screenshot). A copy of the evidence should be provided to your line manager and a copy uploaded into the Compliance Alpha system and submitted before the offer or acceptance of the Gift (or where not feasible within two business days of acceptance of a Gift).

Gifts with an evidenced value exceeding £100 (or local currency equivalent) from any one supplier/client in any calendar year or Gifts that are not permitted under the Policy require the documented approval of both the Employee’s line manager and the Chief Compliance Officer).

Should a Connected Person offer or be offered a Gift from a prospective or existing client or Intermediary of, guidance may be sought from the Chief Compliance Officer as to whether the Gift is permissible. Approval is required in these circumstances as if the Gift were offered to or by an Employee.

Where a Gift is not approved, it should be promptly recorded in the Compliance Alpha system and returned to the donor or, where this is not feasible, donated to charity.

Cash or cash equivalents (e.g. Gift cards, Gift certificates, securities, jewellery) gifted to an Employee or Connected Person, should be promptly recorded in the Compliance Alpha system, and returned to the source as quickly as possible.

5.6.3	Hospitality

For the purposes of Pyrford’s Code of Ethics, Hospitality may only be accepted if it is directly linked to developing the business relationship and has a benefit to our clients.

Where there is no benefit to our clients, i.e. there is no quantifiable business element included, no matter how valuable the relationship with the third party, Hospitality cannot be offered or accepted.

Any transportation and accommodation related to Hospitality received, must be paid by Pyrford Employee.

For an activity to be considered as Hospitality, someone representing the providing party must be present, otherwise, the activity is considered a Gift.

Before offering or accepting Hospitality, Employees and Connected Persons should consider the following principles:

•	Hospitality of nominal tangible (reasonable) value is acceptable, unless it violates the letter or spirit of any of the other general principles outlined below;

•	Hospitality must not be intended or perceived to be intended to compromise the recipient’s honest performance of his/her employment duties;

•	Hospitality that would cause embarrassment if details were made public must not be offered or accepted;

•	When entertainment is being offered by Pyrford, the event must not knowingly violate the policies of the guest’s employer;

•

Prior approval is required from the Chief Compliance Officer before offering hospitality to or accepting hospitality from Public Officials Hospitality must be consistent with accepted business practices in the relevant sector, jurisdiction or market segment;

•	The frequency of Hospitality offered or accepted should be considered to determine if it could be viewed as excessive;

•

Hospitality at venues requiring extensive travel is typically not acceptable. Also, any venue that would exclude individuals based on race, gender, nationality, religion or any other discriminatory factor or that would be considered lewd or obscene are unacceptable;

•	Accommodation must not be provided to or accepted from prospective or existing clients or Intermediaries;

•

Transportation (other than local transportation such as taxis) should not be provided to or accepted from prospective or existing clients or intermediaries – please seek advice from Compliance) if in any doubt.

Entertained by a client, supplier

Employees should avoid lavish or frequent Hospitality from persons with whom Pyrford deals, in order to avoid placing themselves in a position of obligation.

Exemption

The offer or acceptance of Hospitality that would not ordinarily be permitted (i.e. not directly linked to developing the business relationships and having a benefit to our clients) may be accepted if it is jointly approved by your line manager and the Chief Compliance Officer) via the notification and approval process outlined below.

Accompanying your spouse/partner to an event

If your spouse/partner is invited to an event, which is specific to the financial services industry, and you accompany them, then you will need to treat this as a gift. Please ensure that you follow the normal process under the section Gifts – Notification, Approval Process and Time Limit.

Your spouse/partner accompanying you to an event

If you are invited to an event, which meets the Hospitality requirements and your spouse/partner is invited to accompany you, this should be logged within the Compliance Alpha system under the normal process.

In any case, where doubts arise on the above, please consult with the Compliance team.

Review of Gift and Hospitality submissions

Oversight of the submissions will be made on a periodic basis to ensure that any Gifts and Entertainment offered or accepted by Employees and Connected Persons are:

•	Reasonable and proportionate;
•	In line with market practice;
•	Could not be seen to incentivise poor behaviours.

This will include reviews to ensure the volume, nature and cost of Gifts and Entertainment received from any third party are appropriate.

Individuals will be required to confirm that all Gifts and Entertainment that they have offered or accepted have been submitted on a timely basis.

Hospitality: Notification, Approval Process & Time Limit

All Hospitality offered to or by Employees, regardless of value, must be notified and recorded in the Compliance Alpha system.

The acceptance or offer of permissible business-related Hospitality does not require prior approval; however prior notification is always advised where possible. Notification, via email, should be made to the Employee’s Line Manager and via the Compliance Alpha system within two business days of the event.

Receiving Hospitality

Details of the event are required to be uploaded into the Compliance Alpha system. Estimated costs are required to be submitted under “value of event” when recording into the Compliance Alpha system. The cost provided should be in multiples of £50 such as £0-£50, £50-£100 etc.

Providing Hospitality

Evidence showing the value and details of the event are required to be uploaded into the Compliance Alpha system.

Where Hospitality is provided to parties as a frequent part of an Employee’s role, alternative reporting in the Compliance Alpha system can be agreed with the Chief Compliance Officer.

Networking events/drinks

Although generally prohibited, these events may be attended case by case based on the below criteria and processes.

Pre-approval from the employee’s Line Manager must be uploaded to Compliance Alpha. In addition, a statement from the employees Line Manager must be uploaded to Compliance Alpha indicating what the employee gained from attending the event. This must be uploaded within 5 business days from the event taking place.

It should be noted however that those are still prohibited from Hosting these types of events.

5.6.4	Hospitality and Expenses

If either party will be claiming the Hospitality through expenses, the event must be recorded in the Compliance Alpha system. This includes a situation whereby the bill is split between Employees and external parties. There is no requirement to record an event if neither party will be claiming the Hospitality through expenses. However, consideration should be made to recording the event as a Social Interaction.

Social Interactions

Situations may arise where an Employee socialises with individuals who they know socially outside work and with whom Pyrford may have a working relationship. Examples include attending a sporting event with a former colleague/school friend who happens to work for a broker. These events are permitted as long as each person pays for their own attendance.

Although it is not mandatory, Employees are encouraged to log these particular social interactions in the Compliance Alpha system to protect themselves from any future regulatory investigations.

Broker interactions

MiFID II introduces the requirement to explicitly pay for all non-execution services we receive from brokers. As a result of these changes, Employees are required to record all their broker interactions via the Investment Management Support Team. These include analyst meetings, corporate access and conferences.

As Pyrford paying for all broker interactions, any lunch or dinner received during those meetings does not need to be recorded in the Compliance Alpha system.

5.7	PERSONAL CONFLICTS OF INTEREST

Personal Conflicts of Interest Conflict of Interest are defined as any circumstance where an individual’s personal interest interferes with the interest of Pyrford/BMO GAM EMEA and/or its customers.

All Access Persons have a duty to avoid financial, business or other relationships outside of their employment that might be opposed to Pyrford’s interests or those of its customers and might cause a conflict with the performance of their duties.

Potential Conflict Situations

A conflict can arise when an Access Person takes actions or has interests that may impair, or appear to impair, their judgement, loyalty, objectivity or impartiality in dealing with Pyrford/ BMO Global Asset Management EMEA or with current or prospective clients, counterparties or suppliers.

Conflicts also may arise when an Access Person, or a Connected Person, receives improper personal benefits because of his or her position within Pyrford/ BMO GAM EMEA.

Examples of Potential Conflicts

Some areas where a conflict could arise include:

•	Employment with a competitor, regardless of the nature of the employment, while employed by the Group;

•	Association with a vendor, service provider or client of AMPF/CTI, or a personal, financial or other relationship with another employee which may interfere with an employee’s responsibilities;

•	Placement of business with any firm or organisation in which an Access Person, or any member of the Access Person’s family, has a substantial ownership interest or management responsibility;

•	Making endorsements or testimonials for third parties;

•	Disclosing the Group’s confidential information to a third party without the prior consent of their line manager.

This list is non exhaustive.

Avoidance of Conflicts

Without prior consent, no Employee is allowed, directly or indirectly, to act as an Employee, consultant or director of any company outside of Pyrford/BMO GAM EMEA.

Requests for consent to participate in external directorships, consultancy or employment should be submitted to Compliance via the Compliance Alpha system (click the “Submit Notification” button on your main Dashboard to select the proper form), for approval by the Pyrford Executive Committee.

For advice, guidance and questions on Conflicts of Interest and whether a particular situation constitutes a conflict of interest should be directed to the Compliance team (Compliance@Pyrford.co.uk).

5.8	ENFORCEMENT AND BREACHES

Staff must report breaches or possible breaches of this policy. A breach of the personal account dealing rules is a breach of an employee’s contract of employment which may also affect an employee’s fit and proper status and consequently may lead to the removal of approved person status. Individual breaches of these rules may be penalised by:

•	Reversal of a trade, with any loss (including dealing costs, tax etc.) being borne by the employee and any profit being to donated to charity; or

•	Where the reversal itself might constitute a breach of these rules, the donation of a sum representing the profit on a trade being donated to charity;

•	As an alternative, at the discretion of the CCO a prohibition on any personal account dealing for a specified period can be issued.

5.9	ROLES AND RESPONSIBILITIES

Department / Individual(s)	Responsibilities
All staff	Confirm they have read and understood with the requirement outlined in this policy; Comply with all aspects of this policy

Compliance	Maintaining this policy and reviewing it at least annually. Establish a compliance monitoring plan which ensures oversight and control arrangement for this policy

5.10	RELATED POLICIES, PROCESS, PROCEDURES AND DOCUMENTS

This policy should be read in conjunction with:

•	Conflicts of interest policy;

•	Market abuse prevention policy;

•	AMPF Global Code of Conduct;

•	AMPF Global anti-corruption policy;

•	AMPF Conflict of interest policy.

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